Calculation of Filing Fee Tables

Form S-4

(Form Type)

Longevity Health Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	46,695,648(1)	$0.0322(3)	$1,505,482	0.00015310	$230.20
Fees to be Paid	Equity	Contingent Value Rights	Other	12,082,313 (4)	$ — (5)	$ — (5)	0.00015310	$ —
	Total Offering Amounts					$1,505,482		$230.20
	Total Fee Offsets							–
	Net Fee Due							$230.20

(1)
Represents (i) the maximum number of shares of common stock, par value $0.0001 per share (the “Longevity Common Stock”), of Longevity Health Holdings, Inc., a Delaware corporation (“Longevity”), issuable to holders of shares of common stock, par value $0.01 per share (“Biolabs Common Stock”), and preferred stock, par value $0.01 per share (“Biolabs Preferred Stock”), of 20/20 Biolabs, Inc., a Delaware corporation (“Biolabs”), at the effective time of the proposed merger (the “Merger”) of Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly owned subsidiary of the Longevity (“Merger Sub”), with and into Biolabs, with Biolabs surviving as a wholly owned subsidiary of Longevity, pursuant to that certain Agreement and Plan of Merger, dated as of April 11, 2025 (the “Merger Agreement”), by and among Longevity, Biolabs, Merger Sub, and Jonathan Cohen, as the Stockholder Representative, equal to an aggregate of 35,539,137 shares of Longevity Common Stock, (ii) the maximum number of shares of Longevity Common Stock to be issued to holders of outstanding options and warrants of Biolabs, including, without limitation, (a) up to 17,966,623 shares of Longevity Common Stock issuable upon the exercise of certain outstanding stock options of Biolabs to be assumed by Longevity at the effective time of the Merger, and (b) up to 56,234 shares of Longevity Common Stock issuable upon the exercise of certain outstanding warrants of Biolabs to be assumed by Longevity at the effective time of the Merger and (iii) up to 12,082,313 shares of Longevity Common Stock issuable upon settlement of the contingent value rights (“CVRs”) issuable to the holders of Biolabs Common Stock and Biolabs Preferred Stock at the effective time of the Merger pursuant to the Merger Agreement. The estimated maximum number of shares of Longevity Common Stock being registered in exchange for outstanding shares of Biolabs Common Stock and Biolabs Preferred Stock and for issuance to holders of outstanding options and warrants of Biolabs is based on an estimated exchange ratio of approximately 3.7251 shares of Longevity Common Stock for each share of Biolabs Common Stock or Biolabs Preferred Stock. The actual exchange ratio will not be known until the effective time of the Merger.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Longevity Common Stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Biolabs is a private company, no market exists for its securities. Therefore, the proposed maximum aggregate offering price for the shares of Longevity Common Stock expected to be issued pursuant to the Merger is equal to the book value of the Biolabs securities expected to be exchanged in the Merger.

(4)
Represents the estimated maximum number of CVRs at the effective time of the Merger pursuant to the Merger Agreement. Each CVR represents the right to receive a pro rata portion of up to 12,082,313 shares of Longevity Common Stock upon the achievement of the earnout milestones to be agreed upon by the parties on or before May 26, 2025.

(5) No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.